Hennessy Advisors, Inc. Announces Dividend

NOVATO, Calif., Oct. 30, 2019 /PRNewswire/ -- The Board of Directors of Hennessy Advisors, Inc. (NASDAQ: HNNA) today declared a quarterly dividend of $0.1375 per share, which will be paid on December 3, 2019, to shareholders of record as of November 12, 2019. This quarterly dividend equates to an annualized dividend of $0.55, bringing the yield to 4.9% based on a closing stock price of $11.18 on October 29, 2019.

"The company has paid a dividend since 2005, and the dividend program remains a core element of our business strategy," said Neil Hennessy, Chairman and CEO of Hennessy Advisors, Inc. "A consistent stream of dividends is an important way in which we reward our shareholders, and we believe that the strong, current dividend yield supports the value of our stock," he added.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy-and-hold philosophy that rejects the idea of market timing.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com; 800-966-4354 OR Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 703-894-1061